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EXHIBIT 16


January 19, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Ladies and Gentlemen:

We have read the statements of PivX Solutions, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated January 12, 2005 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,




MCKENNON, WILSON & MORGAN LLP